EX-99.(d)(3)

Form of Amended Annex A

Goldman Sachs Asset Management L.P.

Fund	Fee (Annual Rate)	Effective Date
Goldman Sachs ActiveBeta® Europe Equity ETF	0.25%	April 16, 2015
Goldman Sachs ActiveBeta® International Equity ETF	0.25%	April 16, 2015
Goldman Sachs ActiveBeta® Japan Equity ETF	0.25%	April 16, 2015
Goldman Sachs ActiveBeta® U.S. Large Cap Equity ETF	0.09%	April 16, 2015
Goldman Sachs ActiveBeta® U.S. Small Cap Equity ETF	0.20%	April 16, 2015
Goldman Sachs Hedge Industry VIP ETF	0.45%	April 12, 2016
Goldman Sachs TreasuryAccess 0-1 Year ETF	0.14%	July 19, 2016

GOLDMAN SACHS ETF TRUST

By:
Name:	James McNamara
Title:	President

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:
Name:	Michael Crinieri
Title:	Managing Director

Dated: